Exhibit 99.1

GCT Semiconductor Holding, Inc. Reports First Quarter 2024 Financial Results

SAN JOSE, CA – May 14, 2024 – GCT Semiconductor Holding, Inc. (“GCT” or the “Company”) (NYSE: GCTS), a leading designer and supplier of advanced 5G and 4G semiconductor solutions, today reported financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Summary and Recent Operational Highlights

•	Revenues up by 7% as compared to the same quarter in 2023, to $3.3 million.

•	Income from operations of $7.2 million due to an operating gain of $14.6 million on extinguishment of liability attributable to a termination under the Company’s development agreement with Samsung. This resulted in greater efficiency and cost savings, as GCT has partnered with Alpha Holdings Co., LTD (“Alpha Holdings”) to further progress the Company’s 5G chipset on Samsung’s Foundry. GCT’s products and product features have not changed as a result of these contract changes and the 5G products will still be manufactured at Samsung’s 8nm wafer line.

•	Announced a MOU with Aramco to accelerate the development of the 4G and 5G ecosystem in Saudi Arabia. Next steps for GCT include formalizing GCT’s role for defining and developing the 5G chipsets and related reference platforms that would best meet Aramco’s market needs.

•	GCT common stock commenced trading on the NYSE on March 27, 2024, following its business combination with Concord Acquisition Corp III (the “Business Combination”).

•	On April 23, 2024, the Company entered into an equity line of credit agreement (“ELOC”) with an affiliate of B. Riley Securities, Inc., pursuant to which the Company may sell shares of common stock, from time to time, up to $50 million, and the ELOC is expected to provide us with additional cash flow to fund our operations.

“We are excited about our operational progress during the first quarter of 2024. While we are still in a transition period from 4G toward 5G sales, our revenues for the quarter nevertheless increased slightly year over year, with our gross margin up as a result of high margin platform sales becoming a large portion of overall revenue,” said John Schlaefer, CEO of GCT. “Additionally, and as a result of successful contract negotiations, our income from operations was positive for the quarter, despite an increase in OpEx related to 5G R&D expense, primarily due to a onetime gain related to the termination in obligations of the Samsung contract.”

“In Q1 2024, we’ve entered into a 5G development agreement with Alpha Holdings as well as with several IP vendors. Work under and related to these agreements will complete and or replace the work originally begun under the Samsung 5G development agreement. This change will allow us to achieve materially identical results, but with significant cost savings to GCT, and it is driven and supported by a change in Samsung business model, whereby GCT interacts directly with Samsung’s qualified design house and related IP vendors.”

“As previously announced, we have signed a MOU with Aramco for a strategic collaboration to help develop the 4G and 5G ecosystem in Saudi Arabia. While we are currently defining the next steps with our partners, the longer-term goal, of course, would be for GCT to be a leading 4G/5G chipset supplier and partner for Aramco and Aramco’s suppliers for the Saudi Arabia market and that of the broader region.”

First Quarter 2024 Financial Results

Net revenues increased by $0.2 million, or 7%, to $3.3 million for the three months ended March 31, 2024 from $3.1 million for the three months ended March 31, 2023. The increase was primarily due to an increase of $3.1 million in LTE platform sales and service revenue, and were partially offset by a reduction in LTE sales and service revenue due to customers transitioning from 4G to 5G and the conclusion of several large service projects during the three months ended March 31, 2023.

Cost of net revenues decreased by $0.2 million, or 15%, to $1.3 million for the three months ended March 31, 2024 from $1.5 million for the three months ended March 31, 2023. These decreases were primarily due to lower sales of LTE units which was partially offset by an increase in sales of the LTE platform.

Gross margin improved to 60% for the three months ended March 31, 2024 from 50% for the three months ended March 31, 2023 primarily due to the increase in higher margin platforms sales. This change in mix was the primary factor that improved our product gross margin to 72% in 2024 from (63)% in 2023. Our service gross margins fell to 26% in 2024 compared to 77% in 2023 due to increased service costs related to new projects.

Research and development expenses increased by $4.6 million, or 512%, to $5.5 million for the three months ended March 31, 2024 from $0.9 million for the three months ended March 31, 2023. This increase was primarily due to a $2.4 million increase in research and development expenses mainly related to services provided by Alpha to design 5G chip products, $1.1 increase in expensed intellectual property (“IP”) costs related to services provided by Alpha to design 5G chip products, $0.7 million increase in expensed IP costs related to our LTE platform for which sales began in the second quarter of 2023 and a $0.4 million increase in R&D personnel costs due to our heavier focus on research and development activities as sales of our LTE platform continued to increase.

Sales and marketing expenses increased by $0.2 million, or 19%, to $1.0 million for the three months ended March 31, 2024 from $0.8 million for the three months ended March 31, 2023. The $0.2 million increase was primarily due to several immaterial increases in various costs for the three months ended March 31, 2024.

General and administrative expenses increased by $1.4 million, or 92%, to $2.8 million for the three months ended March 31, 2024 from $1.5 million for the three months ended March 31, 2023. The increase was primarily due to a $1.0 million increase in stock-based compensation related to the vesting of equity awards after performance conditions were met on the closure of the merger and a $0.2 million increase in other expenses related to debt fees.

Liquidity

The Company’s existing sources of liquidity as of March 31, 2024, include cash and cash equivalents of $16.1 million and net accounts receivable of $5.1 million. Prior to the Business Combination, the Company historically funded operations primarily with issuances of capital stock and the incurrence of debt.

The Company received $17.2 million in cash proceeds from the reverse recapitalization and PIPE Financing, net of transaction costs. On April 23, 2024, Company entered into an ELOC with an affiliate of B. Riley Securities, Inc., pursuant to which the Company may sell shares of common stock, from time to time, up to $50 million, and the ELOC is expected to provide GCT with additional cash flow to fund operations. The Company believes the proceeds received in connection with the Business Combination and other capital resources including the ELOC agreement signed with B. Riley Securities available to the Company, and proceeds from sales of products and services, will be sufficient to fund the Company’s operations for 12 months after the filing date of this Quarterly Report on Form 10-Q. Over the longer term, the Company will need to raise additional capital through debt or equity financing to fund future operations until it generates positive cash flows from profitable operations. There can be no assurance that such additional debt or equity financing will be available on terms acceptable to the Company, or at all.

5G Outlook

The Company is confident with the progress of the 5G chipset development and expects to have its 5G chipsets available for broad sampling to customers during the fourth quarter of 2024, with volume shipments commencing in the first half of 2025.

Conference Call

Given the recent close of the business combination and public listing of GCT, the Company anticipates hosting its inaugural earnings conference call for the second quarter ending June 30, 2024, in August. The conference call date and details will be shared closer to the date of the call.

Additionally, GCT’s management will be presenting and holding one-on-one meetings at the 24th Annual B. Riley Securities Institutional Investor Conference on Thursday, May 23, 2024. The management presentation is scheduled for 9 a.m. Pacific Time. To receive updates visit GCT's investor relations website and sign up for email alerts.

About GCT Semiconductor Holding, Inc.

GCT is a leading fabless designer and supplier of advanced 5G and 4G LTE semiconductor solutions. GCT’s market-proven solutions have enabled fast and reliable 4G LTE connectivity to numerous commercial devices such as CPEs, mobile hotspots, routers, M2M applications and smartphones, etc., for the world’s top wireless carriers. GCT’s system-on-chip solutions integrate radio frequency, baseband modem and digital signal processing functions, therefore offering complete 4G and 5G platform solutions with small form factors, low power consumption, high performance, high reliability, and cost-effectiveness. For more information, visit www.gctsemi.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, statements about the anticipated benefits of the business combination with Concord Acquisition Corp. III ("Concord"). Words such as "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the post- combination company to grow and manage growth profitability and retain its key employees; costs related to the business combination; the Company's financial and business performance, including the Company's financial projections and business metrics; changes in the Company's strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans; the Company's inability to anticipate the future market demands and future needs of its customers; the impact of component shortages, suppliers' lack of production capacity, natural disasters or pandemics on the Company's sourcing operations and supply chain; the Company's future capital requirements and sources and uses of cash; the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, including the growth of the 5G market; the risk of economic downturns that affects the Company's business operation and financial performance; the risk that the Company may not be able to develop and design its products acceptable to its customers; the ability of the Company to maintain development agreements with major partners or collaborations; and other risks and uncertainties indicated from time to time in the Company’s filings with the SEC, including those under the “Risk Factors” section in the Company’s registration statement on Form S-1 filed on April 19 and the Form 8-K filed on April 1, 2024. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

•	Investor relations website: investors.gctsemi.com
•	Investor relations contact: Gateway Group, Matt Glover & Ralf Esper, GCT@gateway-grp.com
•	Media contact: Sophie Heerinckx, sheerinckx@gctsemi.com

GCT Semiconductor Holding, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,122	$258
Accounts receivable, net	5,103	4,920
Inventory	1,784	1,486
Contract assets	4,313	3,439
Prepaid expenses and other current assets	5,466	2,906
Total current assets	32,788	13,009
Property and equipment, net	644	772
Operating lease right-of-use assets	1,343	1,521
Intangibles, net	187	245
Other assets	857	881
Total assets	$35,819	$16,428

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,242	$17,814
Contract liabilities	35	48
Accrued and other current liabilities	25,152	23,956
Borrowings	39,840	44,509
Convertible promissory notes, current	5,645	27,794
Operating lease liabilities, current	679	680
Total current liabilities	72,593	114,801
Convertible promissory notes, net of current	4,672	6,239
Net defined benefit liabilities	7,488	7,689
Long-term operating lease liabilities	674	850
Income taxes payable	2,096	2,178
Warrant liabilities	10,584	—
Other liabilities	72	108
Total liabilities	98,179	131,865

Stockholders’ deficit:
Preferred stock, par value $0.0001 per share; 40,000 and 82,352 shares authorized as of March 31, 2024 and December 31, 2023, respectively; no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, par value $0.0001 per share; 400,000 and 200,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 45,833 and 24,166 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively(1)	5	3
Additional paid-in capital(1)	487,006	435,752
Accumulated other comprehensive loss	(474)	(1,538)
Accumulated deficit	(548,897)	(549,654)
Total stockholders’ deficit	(62,360)	(115,437)
Total liabilities and stockholders’ deficit	$35,819	$16,428

(1)	Amounts as of December 31, 2023 differ from those in prior year consolidated financial statements as they were retrospectively adjusted as a result of the accounting for the Business Combination (as defined in the Notes to the Unaudited Condensed Consolidated Financial Statements.)

GCT Semiconductor Holding, Inc.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2024	2023
Net revenues:
Product	$2,378	$599
Service	887	2,463
Total net revenues	3,265	3,062
Cost of net revenues:
Product	654	978
Service	658	563
Total cost of net revenues	1,312	1,541
Gross profit	1,953	1,521
Operating expenses:
Research and development	5,521	902
Sales and marketing	996	836
General and administrative	2,836	1,477
Gain on extinguishment of liability	(14,636)	—
Total operating (income) expenses	(5,283)	3,215
Income (loss) from operations	7,236	(1,694)
Interest expense	(2,082)	(935)
Other (expenses) income, net	(4,338)	1,286
Income (loss) before provision for income taxes	816	(1,343)
Provision for income taxes	59	50
Net income (loss)	757	(1,393)

Net income (loss) per common share(1):
Basic	$0.03	$(0.06)
Diluted	$0.03	$(0.06)
Weighted-average shares used in computing net income (loss) per common shares(1):
Basic	25,468	23,862
Diluted	26,257	23,862

(1)	Amounts as of December 31, 2023 and before that date differ from those in prior year consolidated financial statements as they were retrospectively adjusted as a result of the accounting for the Business Combination (as defined in the Notes to the Unaudited Condensed Consolidated Financial Statements).